FORM OF CUSTODIAN SERVICES AGREEMENT

          THIS CUSTODIAN SERVICES AGREEMENT is entered into as of September __, 2008 by and between SEI PRIVATE TRUST COMPANY, a savings association supervised by the Office of Thrift Supervision ("SEI Trust"), and __________________, a __________________(the "Fund").




                              W I T N E S S E T H:

      WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund wishes to retain SEI Trust to provide custodian services, and SEI Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS

     (a)  1933 ACT means the Securities Act of 1933, as amended.

     (b)  1934 ACT means the Securities Exchange Act of 1934, as amended.

     (c) AUTHORIZED PERSON means any officer of the Fund and any other person authorized by the Fund to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d) BOOK-ENTRY SYSTEM means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

     (e)  CEA means the Commodities Exchange Act, as amended.

     (f) CHANGE OF CONTROL means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries

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          of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

     (g) ORAL INSTRUCTIONS mean oral instructions received by SEI Trust from an Authorized Person or from a person reasonably believed by SEI Trust to be an Authorized Person. SEI Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (h)  SEC means the Securities and Exchange Commission.

     (i) SECURITIES LAWS mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (j) INTERESTS mean the units of limited liability company interest of any series or class of the Fund.

     (k)  PROPERTY means:

          (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with SEI Trust or which SEI Trust may from time to time hold for the Fund;

          (ii) all income in respect of any of such securities or other investment items;

          (iii) all proceeds of the sale of any of such securities or investment items; and

          (iv) all proceeds of the sale of securities issued by the Fund, which are received by SEI Trust from time to time, from or on behalf of the Fund.

     (l) WRITTEN INSTRUCTIONS mean (i) written instructions delivered by hand, mail or facsimile sending device and signed by two Authorized Persons and received by SEI Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access.

2. APPOINTMENT. The Fund hereby appoints SEI Trust to provide custodian services to the Fund, and SEI Trust accepts such appointment and agrees to furnish such services, each in accordance with the terms of this agreement

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3.   DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide SEI Trust with the following:

     (a) at SEI Trust's request, certified or authenticated copies of the resolutions of the Fund, approving the appointment of SEI Trust or its affiliates to provide services;

     (b)  a copy of the Fund's most recent effective registration statement;

     (c)  a copy of the Fund's advisory and sub-advisory agreements;

     (d) a copy of the distribution/underwriting agreements with respect to Interests;

     (e)  a copy of the Fund's administration agreement;

     (f) copies of any distribution and/or member servicing plans and agreements made in respect of the Fund; and

     (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.   COMPLIANCE WITH LAWS.

      SEI Trust undertakes to comply with applicable requirements of the Securities Laws and laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by SEI Trust hereunder. Except as specifically set forth herein, SEI Trust assumes no responsibility for compliance with such laws by the Fund or any other entity.

5.       INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, SEI Trust shall act only upon Oral Instructions or Written Instructions.

     (b) SEI Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by SEI Trust to be an Authorized Person) pursuant to this Agreement. SEI Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's Managers or of the Fund's members, unless and until SEI Trust receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to SEI Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by SEI

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          Trust's affiliates) so that SEI Trust receives the Written
          Instructions by the close of business on the same day that such Oral Instructions are received by SEI Trust. The fact that such confirming Written Instructions are not received by SEI Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or SEI Trust's ability to rely upon such Oral Instructions.

6.   RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If SEI Trust is in doubt as to any action it should or should not take, SEI Trust must request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If SEI Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, SEI Trust must request advice from reputable counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or SEI Trust, at the option of SEI Trust), and such cost shall be borne by the Fund.

     (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions SEI Trust receives from the Fund, and the advice it receives from counsel, SEI Trust shall be entitled to rely upon and follow the advice of counsel. SEI Trust shall promptly inform the Fund of such conflict.

     (d) PROTECTION OF SEI TRUST. SEI Trust shall be indemnified by the Fund and without liability for any action SEI Trust reasonably takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions SEI Trust receives from or on behalf of the Fund or from counsel to the Fund and which SEI Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon SEI Trust in the absence of SEI Trust's gross negligence (i) to seek such directions or advice or Oral Instructions or Written Instructions, or
          (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions. Nothing in this Section 6 shall excuse SEI Trust, and SEI Trust shall not be indemnified, for an act or omission taken by SEI Trust that constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by SEI Trust of any duties, obligations or responsibilities set forth in this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of SEI Trust shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act

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and other applicable securities laws, rules and regulations. The Fund and
Authorized Persons shall have access to such books and records at all times during SEI Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by SEI Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

8.   CONFIDENTIALITY.
SEI Trust agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its members received by SEI Trust in connection with this Agreement, including any non-public personal information as defined in Gramm Leach-Bliley, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that SEI Trust may disclose such information as required by the law and as set forth below.

Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include
(a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or SEI Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;
(b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or SEI Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the first time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted by law); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. In addition, SEI Trust may share the Fund's Confidential Information with third parties ("Third Parties") if such disclosure is necessary in connection with the provision of services by SEI Trust hereunder. To the extent of any such sharing, SEI Trust shall inform such Third Parties of the confidential nature of any such Confidential Information and shall require such

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Third Parties to maintain the confidentiality of any such Confidential
Information in a manner consistent with SEI Trust's obligations hereunder.

The provisions of this Section 8 shall survive termination of this Agreement.

9. COOPERATION WITH ACCOUNTANTS. SEI Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

10. SEI SYSTEM. SEI Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by SEI Trust in connection with the services provided by SEI Trust to the Fund. The provisions of this Section 10 shall survive termination of this Agreement.

11. DISASTER RECOVERY. SEI Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, SEI Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. SEI Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by SEI Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for the services rendered by SEI Trust under this Agreement, the Fund will pay to SEI Trust a fee or fees as may be agreed to in writing from time to time by the Fund and SEI Trust. As additional compensation, SEI Trust may receive and retain investment earnings on funds held in omnibus demand deposit accounts pending investment or distribution. In addition, SEI Trust and its affiliates may receive fees (including 12b-1 fees) from certain mutual funds (or from another party authorized by the mutual funds to pay such fees) in exchange for providing administrative, recordkeeping and shareholder services to such mutual funds. Fees may vary by mutual fund. The provisions of this Section 12 shall survive termination of this Agreement.

13. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless SEI Trust and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which SEI Trust takes in connection with the provision of services to the Fund. Notwithstanding the foregoing, neither SEI Trust, nor any of its affiliates, including their respective officers, directors,

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agents and employees, shall be indemnified against any liability (or any expenses incident to such liability) caused by SEI Trust's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of SEI Trust's activities under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.

14.  LIMITATION OF LIABILITY.

     (a) SEI Trust shall be liable only for any damages arising out of SEI Trust's failure to perform its duties under this Agreement to the extent such damages arise out of SEI Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) SEI Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of god; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) SEI Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which SEI Trust reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither SEI Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by SEI Trust or its affiliates.

     (d) No party may assert a cause of action against SEI Trust or any of its affiliates (i) more than 16 months immediately after the time of discovery of the alleged cause of action or (ii) at such time as is prohibited by any applicable statute of limitation, which ever occurs first.

     (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

         The provisions of this Section 14 shall survive termination of this Agreement.

15. THE SERVICES. SEI Trust shall perform the custodian services set forth in SCHEDULE A hereto. SEI Trust may sub-contract with third parties to perform certain of the services to be performed by SEI Trust hereunder; provided, however, that SEI Trust shall

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remain principally responsible to the Fund for the acts and omissions of such other entities. SEI Trust shall be under no duty to take any action hereunder on behalf of the Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by SEI Trust and the Fund in a written amendment hereto. SEI Trust shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. In meeting its duties hereunder, SEI Trust shall have the general authority to do all acts deemed in SEI Trust's good faith belief to be necessary and proper to perform its obligations under this Agreement.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or SEI Trust on sixty (60) days' prior written notice to the other party. SEI Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to SEI Trust of all of its fees, compensation, costs and expenses (such expenses include, without limitation, expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by SEI Trust). SEI Trust shall have, to the extent permissible under the 1940 Act, a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

17. SUCCESSOR CUSTODIAN. If a successor custodian shall be appointed by the Board of Managers, SEI Trust shall, upon the termination of this Agreement and at the cost of the Fund, deliver to such successor custodian at the office of SEI Trust, duly endorsed and in the form for transfer, all securities, funds and other properties then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Fund held in a Book-Entry System. In the event that no Written Instructions designating a successor custodian shall have been delivered to SEI Trust on or before the date when any termination of this Agreement shall become effective, then SEI Trust shall have the right to deliver at the cost of the Fund to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by SEI Trust and all instruments held by SEI Trust relative thereto and all other property held by it under this Agreement and to transfer to an account of such successor custodian all of the securities of the Fund held in a Book-Entry System. Thereafter, such bank or trust company shall be the successor of SEI Trust under this Agreement, and SEI Trust shall have no further liability hereunder, except as otherwise specifically provided by this Agreement. In the event that securities, funds and other properties remain in the possession of SEI Trust after the date of termination hereof owing to failure of the Board of Managers to appoint a successor custodian, SEI Trust shall be entitled to fair compensation for its services during such period as SEI Trust retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Trust shall remain in full force and effect.

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The provisions of this Section 17 shall survive any termination of this
Agreement.

18.  NOTICES. Notices shall be addressed to the parties as follows:

                           IF TO SEI TRUST:

                           SEI Private Trust Company
                           One Freedom Valley Drive
                           Oaks, PA 19456
                           Attn: Director of Fund Administration
                           Telephone: (610) 676-2369
                           fax:     484-676-2369

                           With a copy to:

                           SEI Private Trust Company
                           One Freedom Valley Drive
                           Oaks, PA 19456
                           Attention: General Counsel
                           Telephone: (610) 676-1915
                           fax:      (484) 676-1915

                           IF TO THE FUND:

                          --------------------
                           Attn:
                           Telephone:
                           fax:


If notice is sent by confirming electronic, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. DELEGATION; ASSIGNMENT. SEI Trust may assign its rights and delegate its duties hereunder to any affiliate of SEI Investments Company at no additional cost to the Fund provided that SEI Trust gives the Fund 30 days' prior written notice of such assignment or delegation.

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21.  COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.  MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, SEI Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. SEI Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (c) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of SEI Trust hereunder without the prior written approval of SEI Trust, which approval shall not be unreasonably withheld or delayed.

     (d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

     (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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     (g)  SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (i) LIMITATION OF LIABILITY. A copy of the Fund's Certificate of Formation is on file with the Secretary of the State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Board of Managers of the Fund as Managers and not individually and that the obligations of this instrument are not binding upon any of the Managers, officers or members of the Fund individually but are binding only upon the assets of the property of the Fund.

     (j) SURVIVAL. The following shall survive the termination of this Agreement (a) those provisions of this Agreement that specifically state that they survive termination; and (b) any other provisions necessary to interpret the rights or obligations of the parties hereunder and which by their nature are to survive termination of this Agreement.

     (k) INTERNAL REVENUE SERVICE FORMS. The Fund agrees to timely provide SEI Trust with a completed Internal Revenue Service Form W-9 or W-8Ben, as applicable.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


SEI PRIVATE TRUST COMPANY               ------------------------------------


      By:                                    By:
         ----------------------------            ----------------------------

      Title:                                 Title:
            -------------------------              --------------------------


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                                   SCHEDULE A

                            DESCRIPTION OF SERVICES.

SEI Trust shall provide the following list of services to the Fund:

1. DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to SEI Trust, all the Property owned by it, including cash received as a result of the distribution of Interests, during the term of this Agreement. SEI Trust will not be responsible for such Property until actual receipt.

         The Fund will deliver or arrange for delivery to SEI Trust, original subscription documents for any investments of the Fund.

2. RECEIPTS AND DISBURSEMENT OF MONEY. SEI Trust, acting upon Written Instructions, shall open and maintain separate accounts (collectively, the Accounts" and each, an "Account") in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement.

         Subject to its receipt of Written Instructions, SEI Trust shall make cash payments from or for the Accounts for:

         (a) purchases of securities in the name of the Fund, SEI Trust, SEI Trust's nominee or a sub-custodian or nominee thereof as provided in Section 9 of this SCHEDULE A and for which SEI Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

         (b) purchases or redemptions of Shares of the Fund delivered to SEI Trust;

         (c) payments of interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Fund;

         (d) payments to the Fund's investor services agent, as agent for the members, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the investor services agent to members, or, in lieu of paying the Fund's investor services agent, SEI Trust may arrange for the direct payment of cash dividends and distributions to members in accordance with procedures mutually agreed upon from time to time by and among the Fund, SEI Trust and the Fund's investor services agent.

         (e) payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or delivered to SEI Trust;

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         (f)    payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

         (g)    other payments.

         SEI Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

3.       RECEIPT OF SECURITIES; SUB-CUSTODIANS.

         SEI Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. SEI Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Managers, or any officer, employee or agent of the Fund withdraw any securities.

         At SEI Trust's own expense and for its own convenience, SEI Trust may enter into sub-custodian agreements with other banks or trust companies to perform duties described in this Section 3 with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of SEI Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of SEI Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and any other applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940
         Act).

         In addition, SEI Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Fund (or as otherwise provided in the 1940 Act).

         SEI Trust shall remain responsible for the performance of all its duties as described in this Agreement and shall hold the Fund harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by SEI Trust under the terms of this Section 3.

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4.        TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, SEI Trust, directly or through the use of the Book-Entry System, shall:

          (a) deliver any securities held for the Fund against the receipt of payment for the sale of such securities;

          (b) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

         (c) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to SEI Trust;

         (d) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

         (e) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

         (f) make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

         (g) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

         (h) release and deliver securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to SEI Trust; and

         (i) release and deliver or exchange securities owned by the Fund for other purposes.

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                SEI Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to Section 4(i).

5. USE OF BOOK-ENTRY SYSTEM. SEI Trust is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Fund eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. SEI Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

         SEI Trust shall administer the Book-Entry System as follows:

         (a) With respect to securities of the Fund which are maintained in the Book-Entry System, the records of SEI Trust shall identify by Book-Entry or otherwise those securities belonging to the Fund.

         (b) Assets of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by SEI Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

         SEI Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

6. REGISTRATION OF SECURITIES. All Securities held for the Fund which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by SEI Trust in bearer form; all other securities held for the Fund may be registered in the name of the Fund, SEI Trust, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Fund, SEI Trust, Book-Entry System or sub-custodian. The Fund reserves the right to instruct SEI Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to SEI Trust appropriate instruments to enable SEI Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Fund.

7. VOTING AND OTHER ACTION. Neither SEI Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. SEI Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly

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          deliver all notices, proxies and proxy soliciting materials received by SEI Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

8. TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, SEI Trust is authorized to take the following actions:

         (a) COLLECTION OF INCOME AND OTHER PAYMENTS.

                (i) collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income, as collected, to the Fund's custodian account;

              (ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

              (iii) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by SEI Trust hereunder;

              (iv) present for payment and collect the amount payable upon all securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

              (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

         (b) MISCELLANEOUS TRANSACTIONS.

                (i) SEI Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                     o for examination by a broker or dealer selling for the account of the Fund in accordance with street delivery custom;

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                     o    for the exchange of interim receipts or temporary
                          securities for definitive securities; and

                     o for transfer of securities into the name of the Fund or SEI Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new securities are to be delivered to SEI Trust.

                (ii) unless and until SEI Trust receives Oral Instructions or Written Instructions to the contrary, SEI Trust shall:

                     o pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

                     o collect interest and cash dividends received, with notice to the Fund, to the Accounts of the Fund;

                     o hold for the account of the Fund all stock dividends, rights and similar securities issued with respect to any securities held by SEI Trust; and

                     o execute as agent on behalf of the Fund all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

9. PURCHASES OF SECURITIES. SEI Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

         (a) the name of the issuer and the title of the securities, including CUSIP number if applicable;

         (b) the number of shares or the principal amount purchased and accrued interest, if any;

         (c)    the date of purchase and settlement;

         (d)    the purchase price per unit;

         (e)    the total amount payable upon such purchase;

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         (f)    the name of the person from whom or the broker through whom the purchase was made. SEI Trust shall upon receipt of securities purchased by or for the Fund pay out of the moneys held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

10. SALES OF SECURITIES. SEI Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

         (a) the name of the issuer and the title of the security, including CUSIP number if applicable;

         (b) the number of shares or principal amount sold, and accrued interest, if any;

         (c) the date of trade and settlement;

         (d) the sale price per unit;

         (e) the total amount payable to the Fund upon such sale;

         (f) the name of the broker through whom or the person to whom the sale was made;

         (g) the location to which the security must be delivered and delivery deadline, if any; and

         SEI Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions thereof, SEI Trust may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

11.      REPORTS; PROXY MATERIALS.

         (a) SEI Trust shall furnish to the Fund the following reports:

                (i) such periodic and special reports as the Fund may reasonably request;

                (ii) a monthly statement summarizing all transactions and entries for the Accounts of the Fund, listing each portfolio security belonging to the Fund with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of the Fund including disbursements;

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                (iii) the reports required to be furnished to the Fund pursuant to Rule 17f-4 under the 1940 Act; and

                 (iv) such other information as may be agreed upon from time to time between the Fund and SEI Trust.

         (b) SEI Trust shall transmit promptly to the Fund any proxy statement, proxy material, legal claim, class action, court notice, notice of a call or conversion or similar communication received by it as custodian of the Property. SEI Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement SEI Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

12. CREDITING OF ACCOUNTS. If SEI Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of SEI Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of SEI Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) SEI Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation SEI Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, SEI Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Accounts, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require SEI Trust to make any advances or to credit any amounts until SEI Trust's actual receipt thereof. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in the Accounts hereunder in the amount necessary to secure the return and payment to SEI Trust of any advance or credit made by SEI Trust (including charges related thereto) to such Accounts.

13. COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by SEI Trust) shall be at the sole risk of the Fund. If payment is not received by SEI Trust within a reasonable time after proper demands have been made, SEI Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. SEI Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. SEI Trust shall also notify the Fund as soon as reasonably practicable whenever income due

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          on securities is not collected in due course and shall provide the
          Fund with periodic status reports of such income collected after a reasonable time.







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                                   SCHEDULE B

                                      FEES















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